EXHIBIT 10.1.2

Performance Goals Under Newell Rubbermaid Inc.
Management Cash Bonus Plan

The Newell Rubbermaid Inc. Management Cash Bonus Plan (“Bonus Plan”), effective January 1, 2002, provides for the payment of annual cash bonuses to employees who are considered to be management level and are selected by the Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors. The Bonus Plan provides that for a calendar year the Committee will establish corporate performance goals and a bonus payment schedule detailing the amount that may be paid to each participant based upon the level of attainment of the performance goals. As approved by the Committee and the Board of Directors, bonus payments for the 2005 calendar year will be based on a combination of the following business criteria: for Corporate participants, earnings per share and cash flow; for Group participants, earnings per share, cash flow and operating income; and for Divisional participants, earnings per share, cash flow, operating income and, for certain divisions, sales growth. Payouts for Group level participants will include a 50% component based on attainment of Corporate performance criteria (with the remainder of their payouts based on Group performance criteria).